                                 ONEWAVE, INC.
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  EXHIBIT 11



                                                       THREE MONTHS ENDED            NINE MONTHS ENDED
                                                ------------------------------   ----------------------------
                                                SEPTEMBER  30,   September 30,   September 30,  September 30,
                                                     1996             1997           1996           1997
                                                ------------------------------   ----------------------------

Net loss                                            $   379         $   473         $ 9,687        $ 7,168

Weighted average shares outstanding
   during the period (1)                             14,677          14,165          12,050         14,626

Common stock equivalent shares (1)                       52               -           1,620              -
                                                    -------         -------         -------        -------

Weighted average number of common and
   common stock equivalents                          14,729          14,165          13,670         14,626


Net loss per common and common equivalent
 share                                              $ (0.03)        $ (0.03)        $ (0.71)       $ (0.49)
                                                    =======         =======         =======        =======
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(1)  In accordance with the Securities and Exchange Commission Staff Accounting
     Bulletin No.83 ("SAB 83") all common and common equivalent shares and other potentially dilutive instruments (including stock options, redeemable convertible preferred stock and convertible preferred stock) issued during the twelve month period prior to the date of the IPO have been included in the calculation as if they were outstanding for the periods ended September
     30, 1996.